Exhibit 4.1

The following description includes summaries of the material terms of our Third Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. This summary is not complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws.

Common Stock

Our Certificate of Incorporation authorizes us to issue 200,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of our common stock entitled to vote.

Common stockholders are entitled to one vote per share on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Directors are elected by a plurality of the votes cast by the stockholders entitled to vote. Except as provided otherwise in our Certificate of Incorporation or Bylaws, the holders of a majority of the common stock present or represented and voting on a matter shall decide any matter to be voted upon by the stockholders at a meeting.

Common stockholders have the right to receive dividends as and when declared by the Board of Directors from funds legally available therefor, subject to any preferential dividend rights of any preferred stock then outstanding. We have never paid cash dividends on our stock.

 Upon our dissolution or liquidation, whether voluntary or involuntary, common stockholders are entitled to receive all assets legally available for distribution to stockholders, subject to any preferential rights of any preferred stock then outstanding. Common stockholders have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are validly issued, fully paid and nonassessable.

Anti-Takeover Provisions

Some provisions of our Certificate of Incorporation, Bylaws and Delaware law may have the effect of delaying, discouraging or preventing a change in control of us or changes in our management. Pursuant to our certificate and bylaws:

•	our board of directors is authorized to issue “blank check” preferred stock without stockholder approval;
•	our board of directors is classified, with members serving staggered three-year terms;
•	stockholders may not cumulate votes in the election of directors;
•	vacancies on the board of directors may be filled only by the board of directors;
•	stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least 75 percent of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock then entitled to vote generally in the election of directors (a “supermajority vote”);
•	stockholders may take action only at a duly called meeting of the stockholders, and stockholders are not permitted to act by written consent;
•	special meetings of stockholders may be called only by the board of directors; and
•	stockholders must satisfy advance notice procedures to submit proposals or nominate directors for consideration at a stockholders meeting.

A supermajority vote is required to amend Article NINTH and Article TENTH of our Certificate of Incorporation, which pertain to the number, classification, and removal of our directors, the creation and filling of vacancies on our board of directors, the requirement that actions of stockholders be taken at a duly called meeting and not by written consent, and the requirement that special meetings only be called by the board of directors.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”). In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless, with some exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders.

Our Bylaws also provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of BioCryst or our stockholders; (iii) any action asserting a claim against us or any of our directors, officers, stockholders, employees or agents arising out of or relating to any provision of the DGCL, our Certificate of Incorporation or our Bylaws; or (iv) any action asserting a claim against us or any of our directors, officers, stockholders, employees or agents governed by the internal affairs doctrine. Our Bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock will be deemed to have notice of and to have consented to this choice of forum provision.